Exhibit 99

Meredith Corporation to Record Special Charge

DES MOINES, Iowa, Jan 14, 2010 -- Meredith Corporation (NYSE: MDP) said today that it will record a special charge of approximately $5.5 million (approximately $3.5 million after-tax or $0.07 per share) in its fiscal 2010 second quarter. The charge - including severance, creative and distribution costs - is related to a repositioning of its Special Interest Media (SIM) business, a collection of primarily newsstand publications focused on home improvement and do-it-yourself projects in niche content areas such as remodeling, decorating, food and entertaining, and gardening and outdoor living.

"The recessionary economy has impacted the consumer's ability to execute these types of projects and led to a decrease in advertising spending," said Meredith President and Chief Executive Officer Stephen M. Lacy. "As a result, we are repositioning our SIM portfolio to focus on certain home and food verticals, in particular those aligned with the Better Homes and Gardens brand. We continue to believe in the long-term viability of this business and believe this strategy will deliver substantially higher profitability going forward."

Meredith, the industry leader in Special Interest Media, plans to produce approximately 90 SIM issues in fiscal 2011, compared to approximately 150 in fiscal 2010. Approximately 45 positions are being impacted as part of this repositioning. Meredith currently employs more than 3,000 employees nationwide.

Meredith will provide an update on the current advertising environment and its earnings outlook when it releases fiscal 2010 second-quarter earnings on January 21, 2010.

ABOUT MEREDITH CORPORATION

Meredith Corporation (www.meredith.com) is the leading media and marketing company serving American women. Meredith combines well-known national brands - including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More - with local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company and its operations.

Contact:     Art Slusark, 515-284-3404; art.slusark@meredith.com;

    Patrick Taylor, 212-551-6984; patrick.taylor@meredith.com